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                                                                    Exhibit 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                          Three Months
                                              Ended
                                          March 31, 1999   1998         1997        1996         1995          1994
---------------------------------------------------------------------------------------------------------------------
Earnings:
 Consolidated income from
     continuing operations
     before income taxes ...............   $  47,032    $  66,275    $ 117,170    $ 184,015    $ 200,222    $ 169,700
 Fixed charges .........................       9,005       38,782       39,826       30,816       26,484       16,485
 Less interest capitalized
     during the period .................      (1,300)      (6,000)      (6,000)      (6,000)      (6,187)      (1,737)
 Amortization of capitalized interest...         667        2,936        2,454        1,923        1,412        1,316
                                           --------------------------------------------------------------------------
           Total earnings ..............   $  55,404    $ 101,993    $  153,450   $ 210,754    $ 221,931    $ 185,764
                                           ==========================================================================
Fixed charges:
 Interest expense ......................   $   5,603    $  24,820    $  28,408    $  18,496    $  13,538    $   8,801
 Interest capitalized during
     the period ........................       1,300        6,000        6,000        6,000        6,187        1,737
 Interest portion of rent
     expense ...........................       2,102        7,962        5,418        6,320        6,759        5,947
                                           --------------------------------------------------------------------------
           Total fixed charges .........   $   9,005    $  38,782    $  39,826    $  30,816    $  26,484    $  16,485
                                           ==========================================================================


Ratio of earnings to fixed charges .....         6.2          2.6          3.9          6.8          8.4         11.3
                                           ==========================================================================



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